Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES, INC. PRICES INITIAL PUBLIC OFFERING

WASHINGTON, D.C., FEBRUARY 5, 2015 – Easterly Government Properties, Inc. (“Easterly”) today announced the pricing of an initial public offering of 12,000,000 shares of its common stock at $15.00 per share. The shares will be listed on the New York Stock Exchange and trade under the ticker symbol “DEA” beginning tomorrow, February 6, 2015. Easterly has granted the underwriters a 30-day option to purchase up to an additional 1,800,000 shares at the initial public offering price, less underwriting discounts. The offering is expected to close on February 11, 2015, subject to customary closing conditions.

Easterly intends to use the net proceeds of the offering, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the company, primarily for the repayment of indebtedness and certain fees and expenses and for general corporate purposes.

Citigroup, Raymond James and RBC Capital Markets are serving as joint bookrunners for the offering.

The offering of these securities will be made only by means of a prospectus. When available, a copy of the final prospectus related to the offering can be obtained from: Citigroup, Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by phone at (800) 831-9146; Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716 or by phone at (800) 248-8863; or RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281 or by phone at (877) 822-4089. The final prospectus, when available, may be also be accessed through the website of the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov.

A registration statement relating to the securities has been declared effective by the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Certain statements in this release, including those relating to completion of the IPO and the proposed use of proceeds, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, without limitation: the satisfaction of customary closing conditions relating to the IPO; capital market risks; and the impact of general economic or industry conditions. There can be no assurance that the IPO will be completed on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this news release. We intend these forward-looking statements to speak only as of the time of this release and do not undertake any obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.

About Easterly Government Properties, Inc.

Based in Washington, D.C., Easterly Government Properties, Inc. is a newly organized corporation that intends to qualify as a real estate investment trust, or REIT, focused primarily on the acquisition, development and management of Class A commercial properties leased to U.S. Government agencies through the U.S. General Services Administration, or GSA.

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MEDIA CONTACT:

Alison Bernard

Easterly Government Properties, Inc.

202-595-3141

abernard@easterlyreit.com